Exhibit 10.1

SYNTEL, INC.

2016 INCENTIVE PLAN

I. GENERAL PROVISIONS

1.1 Establishment. On February 28, 2016, the Board of Directors (“Board”) of Syntel, Inc. (“Corporation”) adopted the 2016 Incentive Plan (“Plan”), subject to the approval of shareholders at the Corporation’s 2016 annual meeting of shareholders.

1.2 Purpose. The purpose of the Plan is to (a) promote the best interests of the Corporation and its shareholders by encouraging Employees, non-Employee Directors and Consultants of the Corporation and its Subsidiaries to acquire an ownership interest in the Corporation by granting stock-based Awards, thus aligning their interests with those of shareholders, and (b) enhance the ability of the Corporation and its Subsidiaries to attract, motivate and retain qualified Employees, non-Employee Directors and Consultants. It is the further purpose of the Plan to authorize certain Awards that will constitute performance based compensation, as described in Code Section 162(m) and regulations thereunder.

1.3 Plan Duration. Subject to shareholder approval, the Plan shall become effective on June 1, 2016 and shall continue in effect until its termination by the Board; provided, however, that no new Awards may be granted on or after February 28, 2026.

1.4 Definitions. As used in this Plan, the following terms have the meaning described below:

(a) “Agreement” means the written document that sets forth the terms of a Participant’s Award.

(b) “Award” means any form of Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Incentive Award granted under the Plan.

(c) “Board” means the Board of Directors of the Corporation.

(d) “Cause” means (i) if the Employee is a party to a written employment agreement with the Corporation or a Subsidiary that contains a definition of “Cause,” then “Cause” as defined in such agreement, as in effect from time to time, or (ii) in all other cases, (A) Employee’s continued failure substantially to perform Employee’s duties to the Corporation or its affiliates (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Corporation to Employee of such failure, (B) dishonesty in the performance of Employee’s duties hereunder, (C) Employee’s conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the country where employed or any state thereof, or (y) a misdemeanor involving moral turpitude, (D) Employee’s willful malfeasance or willful misconduct in connection with Employee’s duties hereunder or any act or omission which is injurious to the financial condition or business reputation of the Corporation or its affiliates, or (E) Employee’s breach of any non-compete or confidentiality obligations to the Corporation or its affiliates.

(e) “Change in Control” means the occurrence of any of the following events:

(i) If any one person, or more than one person acting as a group (as defined in Code Section 409A and regulations thereunder), acquires ownership of Common Stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the Common Stock of the Corporation. However, if any one person or more than one person acting as a group, is considered to own more than fifty (50) percent of the total fair market value or total voting power of the Common Stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control, or to cause a change in the effective control of the Corporation (within the meaning of Code Section 409A and regulations thereunder). An increase in the percentage of Common Stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this Section. This paragraph applies only when there is a transfer of stock of the Corporation (or issuance of stock of the Corporation) and stock in such Corporation remains outstanding after the transaction;

(ii) If any one person, or more than one person acting as a group (as determined in accordance with Code Section 409A and regulations thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Common Stock of the Corporation possessing thirty-five (35) percent or more of the total voting power of the Common Stock of the Corporation;

(iii) If a majority of members on the Corporation’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board prior to the date of the appointment or election (provided that for purposes of this paragraph, the term Corporation refers solely to the “relevant corporation,” as defined in Code Section 409A and regulations thereunder), for which no other corporation is a majority shareholder; or

(iv) If there is a change in the ownership of a substantial portion of the Corporation’s assets, which shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A and regulations thereunder) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(v) Notwithstanding the foregoing, any event set forth above involving any of the shareholders of the Corporation (or any entity at any time controlled by any such shareholder or shareholders) as of the date of the adoption of this Plan by the Board shall not be included within the meaning of “Change in Control.”

(f) “Change in Control Termination” means (i) a termination of Employee’s employment by the Corporation without “Cause”, or (ii) Employee’s termination of employment with the Corporation due to Good Reason, which termination or Good Reason event occurs after:

(i) the execution of an agreement to which the Corporation is a party pursuant to which a Change in Control has occurred or will occur (upon consummation of the transactions contemplated by such agreement) but, if a Change in Control has occurred pursuant thereto, not more than two years after such Change in Control, and if a Change in Control has not yet occurred pursuant thereto, while such agreement remains executory; or

(ii) the occurrence of a Change in Control not pursuant to an agreement with the Corporation, but not more than two years thereafter.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Code Section 162(m) Award” means an Award which is designated (or deemed designated) by the Committee pursuant to Section 7.1 to be subject to the requirements of Code Section 162(m) and regulations thereunder (to the extent applicable).

(i) “Committee” means the Compensation Committee of the Board, or any other committee or sub-committee of the Board, designated by the Board from time to time, comprised solely of two or more Directors who are “non-employee directors,” as defined in Rule 16b-3 of the Exchange Act, “outside directors” as defined in Code Section 162(m) and regulations thereunder, and “independent directors” for purposes of the rules and regulations of the Stock Exchange. However, the fact that a Committee member shall fail to qualify under any of these requirements shall not invalidate any Award made by the Committee, if the Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time, at the discretion of the Board.

(j) “Common Stock” means shares of the Corporation’s authorized common stock.

(k) “Consultant” means a consultant or advisor (other than as an Employee or member of the Board) to the Corporation or a Subsidiary; provided that such person (i) renders bona fide services that are not in connection with the offer and sale of the Corporation’s securities in a capital-raising transaction, and (ii) does not promote or maintain a market for the Corporation’s securities.

(l) “Corporation” means Syntel, Inc., a Michigan corporation.

(m) “Director” means an individual, other than an Employee, who has been elected or appointed to serve as a member of the Board.

(n) “Disability” means total and permanent disability, as defined in Code Section 22(e); provided, however, that for purposes of a Code Section 409A distribution event, “disability” shall be defined under Code Section 409A and regulations thereunder.

(o) “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividend paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant. Dividend Equivalents shall not be paid on Option or Stock Appreciation Right Awards.

(p) “Employee” means an individual who has an “employment relationship” with the Corporation or a Subsidiary, as defined in Treasury Regulation 1.421-1(h), and the term “employment” means employment with the Corporation or a Subsidiary, as applicable.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(r) “Fair Market Value” means for purposes of determining the value of Common Stock on the Grant Date, the closing price per share of the Common Stock on the Stock Exchange for the Grant Date. In the event that there are no Common Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Common Stock transactions. Unless otherwise specified in the Plan, “Fair Market Value” for purposes of determining the value of Common Stock on the date of exercise or Vesting means the closing price of the Common Stock on the Stock Exchange on the last date preceding the date of exercise or Vesting on which there were Common Stock transactions. If the Common Stock is not listed on a Stock Exchange on the relevant date, the Fair Market Value shall be determined by the Committee in good faith and in accordance with Code Section 409A and regulations thereunder.

(s) “Good Reason” means a material reduction in an Employee’s position, duties, responsibilities or base compensation as in effect immediately prior to a Change in Control without the Employee’s written consent, and within ninety (90) days of the initial occurrence of any such event the Employee submits written notice of such event to the Corporation providing the Corporation with thirty (30) days in which to remedy the occurrence (the Cure Period”), which is then not remedied by the Corporation within the Cure Period, and the Employee terminates employment with the Corporation no later than thirty (30) days after the Cure Period expires.

(t) “Grant Date” means the date on which the Committee authorizes an Award, or such later date as shall be designated by the Committee.

(u) “Incentive Award” means an Award that is granted pursuant to Article VI.

(v) “Incentive Stock Option” means an Option granted pursuant to Article II that is intended to meet the requirements of Code Section 422.

(w) “Nonqualified Stock Option” means an Option granted pursuant to Article II that is not an Incentive Stock Option.

(x) “Option” means either an Incentive Stock Option or a Nonqualified Stock Option.

(y) “Participant” means an Employee, Director or Consultant, who is designated by the Committee to participate in the Plan.

(z) “Performance Award” means any Award of Performance Shares or Performance Units granted pursuant to Article V.

(aa) “Performance Measures” means the measures of performance of the Corporation and its Subsidiaries used to determine a Participant’s entitlement to an Award under the Plan. Such performance measures shall have the same meanings as used in the Corporation’s financial statements, or, if such terms are not used in the Corporation’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Corporation’s industry. Performance Measures shall be calculated with respect to the Corporation and each Subsidiary consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures shall be calculated in accordance with generally accepted accounting principles, but, unless otherwise determined by the Committee, prior to the accrual or payment of any Award under this Plan for the same performance period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the performance goal(s). Performance Measures shall be one or more of the following, or a combination of any of the following, as determined by the Committee:

•	earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings, including each of the above on a per share and/or segment basis);

•	sales/net sales;

•	return on net sales (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, operating cash flow or cash earnings as a percentage of net sales);

•	sales growth;

•	cash flow;

•	operating cash flow;

•	free cash flow;

•	discounted cash flow;

•	working capital;

•	market capitalization;

•	cash return on investment—CRI;

•	return on capital;

•	return on cost of capital;

•	shareholder value;

•	return on equity;

•	total shareholder return;

•	return on investment;

•	economic value added;

•	return on assets/net assets;

•	stock trading multiples (as measured vs. investment, net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, cash earnings or operating cash flow);

•	stock price;

•	attainment of strategic or operational initiative;

(bb) “Performance Share” means any grant pursuant to Article V and Section 5.2(b)(i).

(cc) “Performance Unit” means any grant pursuant to Article V and Section 5.2(b)(ii).

(dd) “Plan” means the 2016 Syntel, Inc. Incentive Plan, the terms of which are set forth herein, and any amendments thereto.

(ee) “Restriction Period” means the period of time during which a Participant’s Restricted Stock or Restricted Stock Unit is subject to restrictions and is nontransferable.

(ff) “Restricted Stock” means Common Stock granted pursuant to Article IV that is subject to a Restriction Period.

(gg) “Restricted Stock Unit” means a right granted pursuant to Article IV to receive Restricted Stock, Common Stock or an equivalent value in cash.

(hh) “Securities Act” means the Securities Act of 1933, as amended.

(ii) “Stock Appreciation Right” means the right to receive a cash or Common Stock payment from the Corporation, in accordance with Article III of the Plan.

(jj) “Stock Exchange” means the principal national securities exchange on which the Common Stock is listed for trading, or, if the Common Stock is not listed for trading on a national securities exchange, such other recognized trading market upon which the largest number of shares of Common Stock has been traded in the aggregate during the last 20 days before the applicable date.

(kk) “Subsidiary” means a corporation or other entity defined in Code Section 424(f).

(ll) “Substitute Awards” means Awards granted or shares issued by the Corporation in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Corporation or any Subsidiary or with which the Corporation or any Subsidiary combines.

(mm) “Vested” or “Vesting” means the extent to which an Award granted or issued hereunder has become exercisable, any applicable Restriction Period has terminated or lapsed in accordance with the Plan and the terms of any respective Agreement pursuant to which such Award was granted or issued, or has become payable in whole or in part due to the satisfaction of performance goal(s) set forth in the respective Agreement pursuant to which such Award was granted or issued. Anything to the contrary herein notwithstanding, Awards granted under the Plan shall not Vest (in part or in full) prior to the first anniversary of their Grant Date; provided, that the Committee in its discretion may grant Awards (or modify existing Awards) to provide for full Vesting in less than one year (i) on account of a Participant’s death, Disability or in the event of a Change in Control, or (ii) as a Substitute Award in replacement of an award previously scheduled to vest in full in less than one year from the Grant Date of such Substitute Award.

1.5 Administration.

(a) The Plan shall be administered by the Committee. The Committee shall interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for its administration. The decision of the Committee on any question concerning the interpretation of the Plan or its administration with respect to any Award granted under the Plan shall be final and binding upon all Participants. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award hereunder.

(b) In addition to any other powers set forth in the Plan and subject to Code Section 409A and the provisions of the Plan, including the minimum Vesting requirements set forth in Section 1.4(ll) (and in the case of any Code Section 162(m) Awards, subject to any additional requirements of Code Section 162(m) and regulations thereunder), the Committee shall have the full and final power and authority, in its discretion to:

(i) amend, modify, or cancel any Award, or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(ii) accelerate, continue, or defer the exercisability or Vesting of any Award or any shares acquired pursuant thereto;

(iii) authorize, in conjunction with any applicable deferred compensation plan of the Corporation, that the receipt of cash or Common Stock subject to any Award under this Plan may be deferred under the terms and conditions of such deferred compensation plan;

(iv) determine the terms and conditions of Awards granted to Participants and whether such terms and conditions have been satisfied, including without limitation as required in Section 7.2 of the Plan; and

(v) establish such other Awards, besides those specifically enumerated in the Plan, which the Committee determines are consistent with the Plan’s purposes.

1.6 Participants. Participants in the Plan shall be such Employees, Directors and Consultants of the Corporation and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee may grant Awards to an individual upon the condition that the individual become an Employee, Director or Consultant of the Corporation or of a Subsidiary, provided that the Award shall be deemed to be granted only on the date that the individual becomes an Employee, Director or Consultant, as applicable.

1.7 Stock.

(a) The Corporation has reserved sixteen million (16,000,000) shares of Common Stock for issuance pursuant to stock-based Awards under the Plan. Up to sixteen million (16,000,000) of the reserved shares may be granted as Awards that may be settled in shares of Common Stock other than Options or Stock Appreciation Rights. Up to sixteen million (16,000,000) of the reserved shares may be granted as Incentive Stock Options under the Plan. All provisions in this Section 1.7 shall be adjusted, as applicable, in accordance with Article IX.

(b) Each share of Common Stock subject to any Award shall be counted against the aggregate reserved share limit in paragraph (a) above as one share.

(c) The shares subject to any portion of an Award that is forfeited, cancelled, or expires or otherwise terminates without issuance of such shares, or is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to such Award, shall, to the extent of such forfeiture, cancellation, expiration, termination, cash settlement or non-issuance, again be available for issuance pursuant to Awards under the Plan and shall not be counted against the other limitations in Section 1.7(a).

(d) For the avoidance of doubt, the following shares of Common Stock, however, may not again be made available for issuance as Awards under the Plan: (i) the full number of shares not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right, regardless of the number of shares actually used to make such settlement; (ii) shares used to pay the exercise price or for settlement of any Award; (iii) shares used to satisfy withholding taxes related to the exercise or settlement of any Award; (iv) shares repurchased on the open market with the proceeds of the option exercise price; and (v) shares subject to a Restricted Stock Award that have been forfeited.

(e) Substitute Awards shall not reduce the shares reserved for issuance under the Plan or authorized for grant to a Participant in any fiscal year. Additionally, in the event that a company acquired by the Corporation or any Subsidiary or with which the Corporation or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors or an affiliate of the Corporation or its Subsidiaries prior to such acquisition or combination.

1.8 Repricing. Except as provided in Section 9.1, without the affirmative vote of holders of a majority of the shares of Common Stock cast in person or by proxy at a meeting of the shareholders of the Corporation at which a quorum representing a majority of all outstanding shares is present or represented by proxy, neither the Board nor the Committee shall approve a program providing for (a) the cancellation of outstanding Options and/or Stock Appreciation Rights and the grant in substitution therefore of any new Options and/or Stock Appreciation Rights under the Plan having a lower exercise price than the Fair Market Value of the underlying Common Stock on the original Grant Date, (b) the amendment of outstanding Options and/or Stock Appreciation Rights to reduce the exercise price thereof below the Fair Market Value of the underlying Common Stock on the original Grant Date, or (c) the exchange of outstanding Options or Stock Appreciation Rights for cash or other Awards if the exercise price per share of such Options or Stock Appreciation Rights is greater than the Fair Market Value per share as of the date of exchange. This Section shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Code Section 424.

II. STOCK OPTIONS

2.1 Grant of Options. The Committee, at any time and from time to time, subject to the terms and conditions of the Plan, may grant Options to such Participants and for such number of shares of Common Stock as it shall designate, and shall determine the general terms and conditions of exercise, which shall be set forth in a Participant’s Agreement. Any Participant may hold more than one Option under the Plan and any other plan of the Corporation or Subsidiary. No Option granted hereunder may be exercised after the tenth anniversary of the Grant Date. The Committee may designate any Option granted as either an Incentive Stock Option or a Nonqualified Stock Option, or the Committee may designate a portion of an Option as an Incentive Stock Option or a Nonqualified Stock Option. Unless otherwise provided in a Participant’s Agreement, any Options granted pursuant to the Plan are intended to satisfy the requirements of Code Section 162(m) and regulations thereunder (to the extent applicable), and shall be deemed to have been designated by the Committee as Code Section 162(m) Awards.

2.2 Incentive Stock Options. Any Option intended to constitute an Incentive Stock Option shall comply with the requirements of this Section 2.2. An Incentive Stock Option only may be granted to an Employee. No

Incentive Stock Option shall be granted with an exercise price below the Fair Market Value of Common Stock on the Grant Date nor with an exercise term that extends beyond ten (10) years from the Grant Date. An Incentive Stock Option shall not be granted to any Participant who owns (within the meaning of Code Section 424(d)) stock of the Corporation or any Subsidiary possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or a Subsidiary unless, at the Grant Date, the exercise price for the Option is at least 110% of the Fair Market Value of the shares subject to the Option and the Option, by its terms, is not exercisable more than five (5) years after the Grant Date. The aggregate Fair Market Value of the underlying Common Stock (determined at the Grant Date) as to which Incentive Stock Options granted under the Plan (including a plan of a Subsidiary) may first be exercised by a Participant in any one calendar year shall not exceed $100,000. To the extent that an Option intended to constitute an Incentive Stock Option shall violate the foregoing $100,000 limitation (or any other limitation set forth in Code Section 422), the portion of the Option that exceeds the $100,000 limitation (or violates any other Code Section 422 limitation) shall be deemed to constitute a Nonqualified Stock Option.

2.3 Exercise Price. The Committee shall determine the per share exercise price for each Option granted under the Plan. No Option may be granted with an exercise price below 100% of the Fair Market Value of Common Stock on the Grant Date.

2.4 Payment for Option Shares.

(a) The purchase price for shares of Common Stock to be acquired upon exercise of an Option granted hereunder shall be paid in full in cash or by personal check, bank draft or money order at the time of exercise; provided, however, that in lieu of such form of payment, unless otherwise provided in a Participant’s Agreement, payment may be made by (i) tendering shares of Common Stock to the Corporation, which are withheld from the Option being exercised, or are freely owned and held by the Participant independent of any restrictions or hypothecations; (ii) by delivery to the Corporation of a properly executed exercise notice, acceptable to the Corporation, together with irrevocable instructions to the Participant’s broker to deliver to the Corporation sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Corporation and the brokerage firm; (iii) delivery of other consideration approved by the Committee having a Fair Market Value on the exercise date equal to the total purchase price; (iv) other means determined by the Committee; or (v) any combination of the foregoing.

(b) Notwithstanding the foregoing, an Option may not be exercised by delivery to or withholding by the Corporation of shares of Common Stock to the extent that such delivery or withholding (i) would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002), or (ii) if there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Corporation under generally accepted accounting principles. Until a Participant has been issued a certificate or certificates for the shares of Common Stock so purchased (or the book entry representing such shares has been made and such shares have been deposited with the appropriate registered book-entry custodian), he or she shall possess no rights as a record holder with respect to any such shares.

III. STOCK APPRECIATION RIGHTS

3.1 Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted, held and exercised in such form and upon such general terms and conditions as determined by the Committee on an individual basis. A Stock Appreciation Right may be granted to a Participant with respect to such number of shares of Common Stock of the Corporation as the Committee may determine. No Stock Appreciation Right shall be granted with an exercise term that extends beyond ten (10) years from the Grant Date. Unless otherwise provided in a Participant’s Agreement, any Stock Appreciation Rights granted pursuant to the Plan are intended to satisfy the requirements of Code Section 162(m) and regulations thereunder (to the extent applicable), and shall be deemed to have been designated by the Committee as Code Section 162(m) Awards.

3.2 Exercise Price. The Committee shall determine the per share exercise price for each Stock Appreciation Right granted under the Plan; provided, however, that the exercise price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the shares of Common Stock covered by the Stock Appreciation Right on the Grant Date.

3.3 Exercise of Stock Appreciation Rights. A Stock Appreciation Right shall be deemed exercised upon receipt by the Corporation of written notice of exercise from the Participant. The Committee shall specify in a Participant’s Agreement whether payment shall be made in cash or shares of Common Stock, any combination thereof, or in any other applicable method set forth in Section 2.4(a).

3.4 Stock Appreciation Right Payment. Upon exercise of a Stock Appreciation Right, a Participant shall be entitled to payment from the Corporation, in cash, shares, or partly in each (as determined by the Committee in accordance with any applicable terms of the Agreement), of an amount equal to the difference between (a) the aggregate Fair Market Value on the exercise date for the specified number of shares being exercised, and (b) the aggregate exercise price for the specified number of shares being exercised.

3.5 Maximum Stock Appreciation Right Amount Per Share. The Committee may, in its sole discretion, establish (at the time of grant) a maximum amount per share which shall be payable upon the exercise of a Stock Appreciation Right, expressed as a dollar amount.

IV. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

4.1 Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Awards of Restricted Stock and Restricted Stock Units under the Plan to such Participants and in such amounts as it shall determine.

4.2 Terms of Awards. Each Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Agreement that shall specify the terms of the restrictions, including the Restriction Period, or periods, the number of Common Stock shares or units subject to the Award, the purchase price for the shares of Restricted Stock, if any, the form of consideration that may be used to pay the purchase price of the Restricted Stock, including those specified in Section 2.4, and such other general terms and conditions, including performance goal(s), as the Committee shall determine.

4.3 Transferability. Except as provided in this Article IV and Section 10.3 of the Plan, the shares of Common Stock subject to an Award of Restricted Stock or Restricted Stock Units granted hereunder may not be transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Restriction Period or for such period of time as shall be established by the Committee and specified in the applicable Agreement, or upon the earlier satisfaction of other conditions as specified by the Committee in its sole discretion and as set forth in the applicable Agreement.

4.4 Other Restrictions. The Committee shall impose such other restrictions on any shares of Common Stock subject to an Award of Restricted Stock or Restricted Stock Units under the Plan as it may deem advisable including, without limitation, restrictions under applicable federal or state securities laws, and the issuance of a legended certificate of Common Stock representing such shares to give appropriate notice of such restrictions (or, if issued in book entry form, a notation with similar restrictive effect with respect to the book entry representing such shares). Subject to Code Section 409A and the minimum Vesting requirements set forth in Section 1.4(ll), the Committee shall have the discretion to waive the applicable Restriction Period with respect to all or any part of the Common Stock subject to an Award of Restricted Stock or Restricted Stock Units that has not been designated (or deemed designated) as a Code Section 162(m) Award.

4.5 Voting Rights. During the Restriction Period, Participants holding issued and outstanding shares of Common Stock subject to an Award of Restricted Stock may exercise full voting rights with respect to the Restricted Stock, while such Award remains outstanding.

4.6 Dividends and Dividend Equivalents.

(a) Except as set forth below or in a Participant’s Agreement, a Participant shall be entitled to receive all dividends and other distributions paid with respect to issued and outstanding shares of Common Stock subject to an Award of Restricted Stock, while such Award remains outstanding. If any dividends or distributions are paid in shares of Common Stock during the Restriction Period applicable to an Award of Restricted Stock, the dividend or other distribution shares shall be subject to the same restrictions on transferability as the shares of Common Stock with respect to which they were paid.

(b) The Committee, in its discretion, may provide in the Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Common Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Common Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (i) the amount of cash dividends paid on such date with respect to the number of shares of Common Stock represented by the Restricted Stock Units previously credited to the Participant as of the record date of such dividend, by (ii) the Fair Market Value per share of Common Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time or times (or as soon thereafter as practicable) as the corresponding Restricted Stock Units on which the Dividend Equivalent was paid. In the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Corporation as described in Article IX, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Common Stock issuable upon settlement of the Restricted Stock Unit, and all such new, substituted or additional securities or other property shall be immediately subject to the same restrictions as are applicable to the Restricted Stock Unit.

4.7 Settlement of Restricted Stock Units. If a Restricted Stock Unit is payable in Common Stock, the Corporation shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Award Vest or (subject to the minimum Vesting requirements set forth in Section 1.4(ll)) on such other date determined by the Committee, in its discretion, and set forth in the Agreement, one share of Common Stock and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.1 for each Restricted Stock Unit then becoming Vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding any other provision in this Plan to the contrary, any Restricted Stock Unit, whether settled in Common Stock, cash or other property, shall be paid no later than two and a half (21/2) months after the later of the end of the fiscal or calendar year in which the Restricted Stock Unit Vests.

4.8 Restricted Stock Unit Bonus/Incentive Deferral Awards. A Participant designated by the Committee who is an insider or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee and in compliance with Code Section 409A, to defer receipt of any cash bonus or cash Incentive Award payable by the Corporation (subject to any minimum or maximum limitations imposed by the Committee), which shall be credited to the Participant in the form of Restricted Stock Units, subject to such terms and other conditions established by the Committee as set forth in the associated Agreement. The electing Participant shall be credited, as of the date specified in the Agreement, with a number of Restricted Stock Units, equal to the amount of the deferral (increased by any Committee match), divided by the Fair Market Value on the applicable date.]

V. PERFORMANCE AWARDS

5.1 Grant of Performance Awards. The Committee, in its discretion, may grant Performance Awards to Participants and may determine, on an individual or group basis, the performance goal(s) to be attained pursuant to each Performance Award.

5.2 Terms of Awards.

(a) Performance Awards shall consist of rights to receive cash, Common Stock, other property or a combination thereof, if designated performance goal(s) are achieved. The terms of a Participant’s Performance Award shall be set forth in a Participant’s Agreement. Each Agreement shall specify the performance goal(s), which may include the Performance Measures, applicable to a particular Participant or group of Participants, the period over which the targeted goal(s) are to be attained, the payment schedule if the goal(s) are attained, and any other general terms as the Committee shall determine and conditions applicable to an individual Performance Award. Subject to Code Section 409A and the minimum Vesting requirements set forth in Section 1.4(ll), the Committee, in its discretion, may waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of a Performance Award that has not been designated (or deemed designated) as a Code Section 162(m) Award.

(b) Performance Awards may be granted as Performance Shares or Performance Units, at the discretion of the Committee. Performance Awards shall be paid no later than two and a half (21/2) months after the later of the end of the fiscal or calendar year in which the Performance Award is no longer subject to a substantial risk of forfeiture.

(i) In the case of Performance Shares, the Participant shall receive a legended certificate of Common Stock, restricted from transfer prior to the satisfaction of the designated performance goal(s) and restrictions (or shares may be issued in book entry form with a notation having similar restrictive effect with respect to the book entry representing such shares), as determined by the Committee and specified in the Participant’s Agreement. Prior to satisfaction of the performance goal(s) and restrictions, the Participant shall be entitled to vote the Performance Shares to the extent such shares are issued and outstanding. Further, any dividends paid on such shares during the performance period automatically shall, as provided in the Participant’s Agreement: (A) be reinvested on behalf of the Participant in additional Performance Shares under the Plan, and such additional shares shall be subject to the same performance goal(s) and restrictions as the other shares under the Performance Share Award; (B) be payable in cash upon satisfaction of, and subject to the same performance goal(s) and restrictions as the underlying shares for the Performance Share Award; or (C) be provided in a combination thereof.

(ii) In the case of Performance Units, the Participant shall receive an Agreement from the Committee that specifies the performance goal(s) and restrictions that must be satisfied before the Corporation shall issue the payment, which may be cash, a designated number of shares of Common Stock, other property or a combination thereof.

VI. INCENTIVE AWARDS

6.1 Grant of Incentive Awards.

(a) The Committee, in its discretion, may grant Incentive Awards to such Participants as it may designate from time to time. The terms of a Participant’s Incentive Award shall be set forth in the Participant’s individual Agreement and/or in any separate program(s) authorized by the Committee. Each Agreement and/or separate program shall specify such general terms and conditions as the Committee shall determine.

(b) The determination of Incentive Awards for a given year or years may be based upon the attainment of specified levels of Corporation or Subsidiary performance as measured by pre-established, objective performance criteria determined at the discretion of the Committee, including any or all of the Performance Measures.

(c) The Committee shall (i) select those Participants who shall be eligible to receive an Incentive Award, (ii) determine the performance period, (iii) determine target levels of performance, and (iv) determine the level of Incentive Award to be paid to each selected Participant upon the achievement of each performance level. The Committee generally shall make the foregoing determinations prior to the commencement of services to which an Incentive Award relates (or by such later date permitted under the deduction limitation exemption provisions of Code Section 162(m) and regulations thereunder), to the extent applicable, and while the outcome of the performance goals and targets is uncertain.

6.2 Payment of Incentive Awards.

(a) Incentive Awards shall be paid in cash, shares of Common Stock or other property, at the discretion of the Committee. Payments shall be made following a determination by the Committee that the performance targets were attained and shall be made within two and a half (21/2) months after the later of the end of the fiscal or calendar year in which the Incentive Award is no longer subject to a substantial risk of forfeiture.

(b) The amount of an Incentive Award to be paid upon the attainment of each targeted level of performance shall equal a percentage of a Participant’s base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Committee.

VII. CODE SECTION 162(m) AWARDS

7.1 Awards Granted Under Code Section 162(m).

(a) Unless otherwise provided in a Participant’s Agreement, any Options or Stock Appreciation Rights granted pursuant to the Plan are intended to satisfy the requirements of Code Section 162(m) and regulations thereunder (to the extent applicable), and shall be deemed to have been designated by the Committee as Code Section 162(m) Awards.

(b) Unless otherwise provided in a Participant’s Agreement, any Award granted to an Employee Participant pursuant to the Plan, other than an Option or Stock Appreciation Right, which otherwise complies with the applicable requirements set forth in this Article VII shall be deemed to have been designated by the Committee as a Code Section 162(m) Award that is subject to the requirements of Code Section 162(m) and regulations thereunder (to the extent applicable). Such an Award must comply with the following additional requirements, which shall control over any other provision that pertains to such Award under Articles IV, V and VI:

(i) Each such Code Section 162(m) Award shall be based upon the attainment of specified levels of pre-established, objective Performance Measures that are intended to satisfy the performance based compensation requirements of Code Section 162(m) and regulations thereunder. Further, at the discretion of the Committee, such an Award also may be subject to goals and restrictions in addition to the Performance Measures.

(ii) For each such Code Section 162(m) Award, the Committee shall (A) select the Participant who shall be eligible to receive a Code Section 162(m) Award, (B) determine the applicable performance period, (C) determine the target levels of the Corporation or Subsidiary Performance Measures, and (D) determine the number of shares of Common Stock or cash or other property (or combination thereof) subject to an Award to be paid to each selected Participant. The Committee shall make the foregoing determinations prior to the commencement of services to which such an Award relates (or by such later date permitted under the deduction limitation exemption provisions of Code Section 162(m) and regulations thereunder), and while the outcome of the performance goals and targets is uncertain.

7.2 Attainment of Code Section 162(m) Goals.

(a) With respect to each Award designated (or deemed designated) as a Code Section 162(m) Award pursuant to Section 7.1(b), after each performance period, the Committee shall certify, in writing (which may include the written minutes for any meeting of the Committee): (i) if the Corporation has attained the performance targets, and (ii) the number of shares pursuant to the Award that are to become freely transferable, if applicable, or the cash or other property payable under the Award. The Committee shall have no discretion to waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment or to accelerate payment of such an Award, except in the case of the death or Disability of a Participant, or upon a Change in Control Termination.

(b) Notwithstanding the foregoing, the Committee may, in its discretion, reduce any Award based on such factors as may be determined by the Committee, including, without limitation, a determination by the Committee that such a reduction is appropriate in light of pay practices of competitors, or the performance of the Corporation, a Subsidiary or a Participant relative to the performance of competitors, or performance with respect to the Corporation’s strategic business goals.

7.3 Individual Participant Limitations. Subject to adjustment as provided in Section 9.1, with respect to those Awards which are designated (or deemed designated) by the Committee to be Code Section 162(m) Awards:

(a) no Employee Participant in any one fiscal year of the Corporation may be granted:

(i) Options with respect to more than eight hundred thousand (800,000) shares of Common Stock;

(ii) Stock Appreciation Rights with respect to more than two hundred thousand (200,000) shares of Common Stock;

(iii) Restricted Stock Awards with respect to more than two hundred thousand (200,000) shares of Common Stock;

(iv) Restricted Stock Unit Awards that are denominated in shares of Common Stock with respect to more than two hundred thousand (200,000) shares;

(v) Performance Awards that are denominated in shares of Common Stock with respect to more than two hundred thousand (200,000) shares; or

(vi) Incentive Awards that are denominated in shares of Common Stock with respect to more than two hundred thousand (200,000) shares.

(b) The maximum dollar value payable to any Employee Participant in any one fiscal year of the Corporation with respect to Restricted Stock Units, Performance Awards or Incentive Awards that are valued in property other than Common Stock shall be limited to the lesser of five million dollars ($5,000,000) or ten (10) times the Participant’s base salary for the fiscal year.

(c) If an Award is cancelled, the cancelled Award shall continue to be counted towards the applicable limitations set forth above.

VIII. TERMINATION OF EMPLOYMENT OR SERVICES

8.1 Options and Stock Appreciation Rights. Unless otherwise provided in a Participant’s Agreement:

(a) If, prior to the date when an Option or Stock Appreciation Right first becomes Vested, a Participant’s employment or services are terminated for any reason, the Participant’s right to exercise the Option or Stock Appreciation Right shall terminate and all rights thereunder shall cease.

(b) If, on or after the date when an Option or Stock Appreciation Right first becomes Vested, a Participant’s employment or services are terminated for any reason other than the Participant’s death or Disability, the Participant shall have the right, within the earlier of (i) the expiration of the Option or Stock Appreciation Right, and (ii) three (3) months after termination of employment or services, as applicable, to exercise the Option or Stock Appreciation Right to the extent that it was exercisable and unexercised on the date of the Participant’s termination of employment or services, subject to any other limitation on the exercise of the Option or Stock Appreciation Right in effect on the date of exercise. The Committee may designate in a Participant’s Agreement that an Option or Stock Appreciation Right shall terminate at an earlier or later date than set forth above.

(c) If, on or after the date when an Option or Stock Appreciation Right first becomes Vested, a Participant’s employment or services are terminated due to the Participant’s death while the Option or Stock Appreciation Right is still exercisable, the person or persons to whom the Option or Stock Appreciation Right shall have been transferred by will or the laws of descent and distribution, shall have the right within the exercise period specified in the Participant’s Agreement to exercise the Option or Stock Appreciation Right to the extent that it was exercisable and unexercised on the Participant’s date of death, subject to any other limitation on exercise in effect on the date of exercise. The beneficial tax treatment of an Incentive Stock Option may be forfeited if the Option is exercised more than one year after a Participant’s date of death.

(d) If, on or after the date when an Option or Stock Appreciation Right first becomes Vested, a Participant’s employment or services are terminated due to the Participant’s Disability, the Participant shall have the right, within the exercise period specified in the Participant’s Agreement, to exercise the Option or Stock Appreciation Right to the extent that it was exercisable and unexercised on the date of the Participant’s termination of employment or services due to Disability, subject to any other limitation on the exercise of the Option or Stock Appreciation Right in effect on the date of exercise. If the Participant dies after termination of employment or services, as applicable, while the Option or Stock Appreciation Right is still exercisable, the Option or Stock Appreciation Right shall be exercisable in accordance with the terms of paragraph (c) above.

(e) For the avoidance of doubt, the Committee, at the time of a Participant’s termination of employment or services, may accelerate a Participant’s right to exercise an Option or Stock Appreciation Right, or, subject to Code Section 409A and Sections 2.1 and 3.1 of the Plan, may extend the term of the Option or Stock Appreciation Right.

(f) Shares subject to Options and Stock Appreciation Rights that are not exercised in accordance with the provisions of (a) through (e) above shall expire and be forfeited by the Participant as of their expiration date.

8.2 Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and Incentive Awards. With respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Incentive Award, unless otherwise provided in a Participant’s Agreement:

(a) If a Participant’s employment or services are terminated for any reason, any portion of such an Award that is not yet Vested automatically shall terminate and be forfeited by the Participant.

(b) If, with respect to a Restricted Stock Award or Restricted Stock Unit Award, the terminated Participant was required to pay a purchase price for the Restricted Stock subject to such Award, other than for the performance of services, the Corporation shall have the option to repurchase any shares acquired by the Participant which are still subject to any Restriction Period for the purchase price paid by the Participant.

(c) For the avoidance of doubt, the Committee, in its discretion, may provide in a Participant’s Agreement for the continuation of any such Award after a Participant’s employment or services are terminated or, subject to Code Section 409A, may waive or change the remaining conditions, goals or restrictions, or add additional conditions, goals or restrictions, with respect to such Award, as it deems appropriate. Notwithstanding the foregoing, the Committee shall not waive any restrictions on any such Award that is designated (or deemed designated) as a Code Section 162(m) Award, but the Committee may provide in the Participant’s Agreement or otherwise that, upon the Participant’s termination of employment due to death or Disability, or upon a Change in Control Termination prior to Vesting of such Award, the Award shall be deemed to have been Vested on terms determined by the Committee.

8.3 Other Provisions. The transfer of an Employee from one corporation to another among the Corporation and any of its Subsidiaries, or a leave of absence under the leave policy of the Corporation or any of its Subsidiaries shall not be a termination of employment for purposes of the Plan, unless a provision to the contrary is expressly stated by the Committee in a Participant’s Agreement issued under the Plan.

IX. ADJUSTMENTS AND CHANGE IN CONTROL

9.1 Adjustments. In the event of a merger, reorganization, statutory share exchange, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Common Stock or the value thereof, such adjustments and other substitutions shall be made to the Plan and Awards as the Committee, in its sole discretion, deems equitable or appropriate, including adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of cash, similar options to purchase the shares of, or other awards denominated in the shares of, another company, or other property, as the Committee may determine to be appropriate in its sole discretion). Any of the foregoing adjustments may provide for the elimination of any fractional share which might otherwise become subject to any Award.

9.2 Change in Control.

(a) Notwithstanding anything contained herein to the contrary, upon a Participant’s Change in Control Termination, unless otherwise provided in such Participant’s Agreement or elsewhere, the following shall occur: (i) any outstanding Option or Stock Appreciation Right granted hereunder immediately shall become fully Vested and exercisable, regardless of any installment provision applicable to such Option or Stock Appreciation Right; (ii) the remaining Restriction Period on any shares of Common Stock subject to a Restricted Stock or Restricted Stock Unit Award granted hereunder immediately shall lapse and the shares shall become fully transferable, subject to any applicable federal or state securities laws; (iii) all performance goals and conditions shall be deemed to have been satisfied and all restrictions shall lapse on any outstanding Performance Awards, which immediately shall become payable (either in full or pro-rata based on the portion of the applicable performance period completed as of the Change in Control Termination); and (iv) all performance targets and performance levels shall be deemed to have been satisfied for any outstanding Incentive Awards, which immediately shall become payable (either in full or pro-rata based on the portion of the applicable performance period completed as of the Change in Control Termination).

(b) The Committee may, in its sole discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Option or Stock Appreciation Right outstanding immediately prior to the Change in Control shall be cancelled in exchange for a payment with respect to each Vested share of Common Stock subject to such cancelled Option or Stock Appreciation Right in (i) cash, (ii) stock of the Corporation or of a corporation or other business entity that is a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the excess of the Fair Market Value of the consideration to be paid per share of Common Stock in the Change in Control transaction over the exercise price per share under such Option or Stock Appreciation Right (the “Spread”). In the event such determination is made by the Committee, the Spread (reduced by applicable withholding taxes, if any) shall be paid to a Participant in respect of the Participant’s cancelled Options and Stock Appreciation Rights on or as soon as practicable following the date of the Change in Control.

(c) Notwithstanding the foregoing, but subject to Section 9.2(a), the Committee, in its discretion, may provide in the event of a Change in Control that the successor company shall assume or substitute for an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit payable in shares of Common Stock, Performance Award payable in shares of Common Stock or Annual Incentive Award payable in shares of Common Stock. For the purposes of this Section 9.2(c), such an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Incentive Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each share of Common Stock subject to such Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Incentive Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of shares of Common Stock for each share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of such Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Incentive Award, for each share of Common Stock subject thereto, shall be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of shares of Common Stock in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

X. MISCELLANEOUS

10.1 Partial Exercise/Fractional Shares. The Committee may permit, and shall establish procedures for, the partial exercise of Options and Stock Appreciation Rights granted under the Plan. No fractional shares shall be issued in connection with the exercise of an Option or Stock Appreciation Right or payment of a Performance Award, Restricted Stock Award, Restricted Stock Unit Award or Incentive Award; instead, the Fair Market Value of the fractional shares shall be paid in cash, or at the discretion of the Committee, the number of shares shall be rounded down to the nearest whole number of shares and any fractional shares shall be disregarded.

10.2 Rights Prior to Issuance of Shares. No Participant shall have any rights as a shareholder with respect to shares covered by an Award until the issuance of a stock certificate for such shares or electronic transfer to the Participant (or book entry representing such shares has been made and such shares have been deposited with the appropriate registered book-entry custodian). No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date the certificate is issued or the shares electronically delivered to the Participant’s brokerage account (or book entry is made), except as otherwise provided in the Plan or a Participant’s Agreement or by the Committee.

10.3 Non-Assignability; Certificate Legend; Removal.

(a) Except as described below or as otherwise determined by the Committee in a Participant’s Agreement, no Award shall be transferable by a Participant except by will or the laws of descent and distribution, and an Option or Stock Appreciation Right shall be exercised only by a Participant during the lifetime of the Participant. Notwithstanding the foregoing, a Participant may assign or transfer an Award that is not an Incentive Stock Option with the consent of the Committee (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and any Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Corporation evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.

(b) Each certificate representing shares of Common Stock subject to an Award, to the extent a certificate is issued, shall bear the following legend:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Syntel, Inc. 2016 Incentive Plan (“Plan”), rules and administrative guidelines adopted pursuant to such Plan and an Agreement dated                     , 20    . A copy of the Plan, such rules and such Agreement may be obtained from the General Counsel of Syntel, Inc.

If shares are issued in book entry form, a notation to the same restrictive effect as the legend above shall be placed on the transfer agent’s books in connection with such shares.

(c) Subject to applicable federal and state securities laws, issued shares of Common Stock subject to an Award shall become freely transferable by the Participant after all applicable restrictions, limitations, performance requirements or other conditions have terminated, expired, lapsed or been satisfied. Once such issued shares of Common Stock are released from such restrictions, limitations, performance requirements or other conditions, the Participant shall be entitled to have the legend required by this Section 10.3 removed from the applicable Common Stock certificate (or notation removed from such book entry).

10.4 Securities Laws.

(a) Anything to the contrary herein notwithstanding, the Corporation’s obligation to sell and deliver Common Stock pursuant to the exercise of an Option or Stock Appreciation Right or deliver Common Stock pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Incentive Award is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities as the Corporation deems necessary or advisable. The Corporation shall not be required to sell and deliver or issue Common Stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares shall not violate any of the provisions of the Securities Act or the Exchange Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder or those of the Stock Exchange or any stock exchange on which the Common Stock may be listed, the provisions of any other applicable laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws.

(b) The Committee may impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of an Option or Stock Appreciation Right or the grant of Restricted Stock or Restricted Stock Units or the payment of a Performance Award or Incentive Award under the Plan as it may deem advisable, including, without limitation, restrictions (i) under applicable federal securities laws; (ii) under the requirements of the Stock Exchange or any other securities exchange or recognized trading market upon which such shares of Common Stock are then listed or traded; and (iii) under any other applicable securities laws.

10.5 Foreign Law Restrictions. Anything to the contrary herein notwithstanding, the Corporation’s obligation to sell and deliver Common Stock pursuant to the exercise of an Option or Stock Appreciation Right or deliver Common Stock pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance

Share Award or Incentive Award is subject to compliance with the laws, rules and regulations of any foreign nation applying to the authorization, issuance or sale of securities, providing of compensation, transfer of currencies and other matters, as may apply to any Participant hereunder who is a resident of such foreign nation. To the extent that it shall be impermissible under such foreign laws for such a Participant to pay the exercise price for any Option granted under the Plan (to the extent Vested), the Committee may treat such Participant as being entitled instead to exercise additional Stock Appreciation Rights which are of equivalent value to the Participant, as determined by comparing the Fair Market Value upon exercise of the number of shares subject to the Option (to the extent Vested), less the Option price of such shares. Further, to the extent that it shall be impermissible under such foreign laws for the corporation to deliver Common Stock to any such Participant pursuant to any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Incentive Award granted under the Plan (to the extent Vested), the Committee may arrange for payment to the Participant of an equivalent amount of cash in lieu of such shares (less any amount otherwise payable by the Participant), in accordance with all applicable Untied States and foreign currency restrictions and regulations. To the extent that the Corporation is restricted in accordance with such foreign laws from delivering shares of Common Stock to Participants as would otherwise be provided for in this Plan, the Corporation shall be released from such obligation and shall not be subject to the claims of any Participant hereunder with respect thereto.

10.6 Withholding Taxes.

(a) The Corporation shall have the right to withhold from a Participant’s compensation or require a Participant to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an Option or Stock Appreciation Right, the lapse of the Restriction Period on a Restricted Stock or Restricted Stock Unit Award, or the payment of a Performance Award or Incentive Award. Unless otherwise permitted by the Committee (and subject to (b) below), tax withholding from an equity Award paid or settled in shares of common Stock shall occur through withholding shares from the exercise or settlement of the Award, provided that the shares have an aggregate Fair Market Value sufficient to satisfy the withholding obligation. For an Award paid or settled in cash, tax withholding shall occur through withholding the applicable cash amount from the cash payment. A Participant may request permission from the Committee to fulfill the withholding obligation by (i) tendering previously-acquired shares of Common Stock to the Corporation, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable withholding taxes, or (ii) through the use of the payment methods as set forth in Sections 2.4(a) and 3.3 to satisfy the withholding requirements. At no point shall the Corporation withhold from the exercise of an Option more shares than are necessary to meet the established tax withholding requirements of federal, state and local obligations.

(b) Notwithstanding the foregoing, a Participant may not use shares of Common Stock to satisfy the withholding requirements to the extent that (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act; (ii) such withholding would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002); or (iii) there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Corporation under generally accepted accounting principles.

10.7 Termination and Amendment.

(a) The Board may terminate the Plan, or the granting of Awards under the Plan, at any time.

(b) Subject to the minimum Vesting requirements set forth in Section 1.4(ll), the Board may amend or modify the Plan at any time and from time to time, and the Committee may amend or modify the terms of an outstanding Agreement at any time and from time to time, but no amendment or modification, without the approval of the shareholders of the Corporation, shall (i) materially increase the benefits accruing to Participants under the Plan; (ii) increase the amount of Common Stock for which Awards may be made under the Plan, except as permitted under Sections 1.7 and Article IX; or (iii) change the provisions relating to the eligibility of individuals to whom Awards may be made under the Plan. In addition, if the Corporation’s Common Stock is listed on a Stock Exchange, the Board may not amend the Plan in a manner requiring approval of the shareholders of the Corporation under the rules of the Stock Exchange without obtaining the approval of the shareholders.

(c) No amendment, modification, or termination of the Plan or an outstanding Agreement shall in any manner materially and adversely affect any then outstanding Award under the Plan without the consent of the Participant holding such Award, except as set forth in any Agreement relating to the Award, as set forth in Sections 9.2 or 10.10, or to bring the Plan and/or an Award into compliance with the requirements of Code Section 409A or to qualify for an exemption under Code Section 409A.

10.8 Code Section 409A. It is intended that Awards granted under the Plan shall be exempt from or in compliance with Code Section 409A, and the provisions of the Plan are to be construed accordingly. The Board reserves the right to amend the terms of the Plan, and the Committee reserves the right to amend any outstanding Agreement if necessary either to exempt such Award from Code Section 409A or comply with the requirements of Code Section 409A, as applicable. However, unless otherwise specified herein or in a Participant’s Agreement, in no event shall the Corporation or a Subsidiary be responsible for any tax or penalty owed by a Participant or beneficiary with regard to an Award payment. Notwithstanding anything in the Plan to the contrary, all or part of an Award payment to a Participant who is determined to constitute a “specified employee” (as defined in Code Section 409A and regulations thereunder) at the time of separation from service, shall be delayed (if then required) under Code Section 409A, and paid in an aggregated lump sum on the first business day following the date that is six months after the date of the Participant’s separation from service, or the date of the Participant’s death, if earlier; any remaining payments shall be paid on their regularly scheduled payment dates. For purposes of the Plan and any Agreement, the terms “separation from service” or “termination of employment” (or variations thereof) shall be synonymous with the meaning given to the term “separation from service” as defined in Code Section 409A and regulations thereunder.

10.9 Effect on Employment or Services. Neither the adoption of the Plan nor the granting of any Award pursuant to the Plan shall be deemed to create any right in any individual to be retained or continued in the employment or services of the Corporation or a Subsidiary.

10.10 Use of Proceeds. The proceeds received from the sale of Common Stock pursuant to the Plan shall be used for general corporate purposes of the Corporation.

10.11 Severability. If any one or more of the provisions (or any part thereof) of this Plan or of any Agreement issued hereunder, shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or of any Agreement shall not in any way be affected or impaired thereby. The Board may, without the consent of any Participant, and in a manner determined necessary solely in the discretion of the Board, amend the Plan and any outstanding Agreement as the Corporation deems necessary to ensure the Plan and all Awards remain valid, legal or enforceable in all respects.

10.12 Beneficiary Designation. Except as otherwise designated in a Participant’s Agreement, and subject to local laws and procedures, each Participant may file a written beneficiary designation with the Corporation stating who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before receipt of any or all of a Plan benefit. Each designation shall revoke all prior designations by the same Participant, be in a form prescribed by the Corporation, and become effective only when filed by the Participant in writing with the Corporation during the Participant’s lifetime. If a Participant dies without an effective beneficiary designation for a beneficiary who is living at the time of the Participant’s death, the Corporation shall pay any remaining unpaid benefits to the Participant’s legal representative.

10.13 Unfunded Obligation. A Participant shall have the status of a general unsecured creditor of the Corporation. Any amounts payable to a Participant pursuant to the Plan shall be unfunded and unsecured obligations for all purposes. The Corporation shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Corporation shall retain at all times beneficial ownership of any investments, including trust investments, which the Corporation may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or the Corporation and a Participant, or otherwise create any Vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Corporation. A Participant shall have no claim against the Corporation for any changes in the value of any assets which may be invested or reinvested by the Corporation with respect to the Plan.

10.14 Clawback Policy. Any shares issued or other compensation paid pursuant to an Award granted hereunder shall be subject to the terms of the Corporation’s clawback policy, as may be in effect at any time.

10.15 Approval of Plan. The Plan shall be subject to the approval of the holders of at least a majority of the votes cast on a proposal to approve the Plan at a duly held meeting of shareholders of the Corporation held within twelve (12) months after adoption of the Plan by the Board. No Award granted under the Plan may be exercised or paid in whole or in part unless the Plan has been approved by the shareholders as provided herein. If not approved by shareholders within such 12-month period, the Plan and any Awards granted under the Plan shall be null and void, with no further force or effect.

10.16 Governing Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and Agreements under the Plan, shall be governed by the laws of the State of Michigan, without regard to its conflict of law rules.

This 2016 Syntel, Inc. Incentive Plan has been executed on behalf of the Corporation on this      day of                     , 2016.

SYNTEL, INC.

By:
Bharat Desai, Chairman

By:
Nitin Rakesh, Chief Executive
Officer and President